Exhibit 10.47

EXECUTIVE OFFICER SEVERANCE AGREEMENT
This Executive Officer Severance Agreement (“Agreement”) is entered into as of January 29, 2020, to be effective as of January 1, 2020 (the “Effective Date”), by and between Tejon Ranch Co. (the “Company”) and Gregory S. Bielli (“Executive”). Currently, Executive is employed by the Company as Chief Executive Officer and President.
WHEREAS, the Company and Executive wish to formalize the circumstances under which Severance Pay (as defined below) is to be made, in accordance with the terms and conditions set forth in this Agreement.
NOW THEREFORE, in consideration of the mutual promises, covenants and conditions set forth herein, the Company and Executive hereby agree as follows:

1.	TERM OF AGREEMENT
The term of this Agreement shall begin on the Effective Date and, unless earlier terminated pursuant to the terms herein, shall continue through December 31, 2022 (“Term”).

2.	SEVERANCE PAY
In the event that during the Term the Executive’s employment is involuntarily terminated by the Company Without Cause (as defined below), or voluntarily terminated by Executive for Good Reason (as defined below), Executive shall be entitled to the following compensation (“Severance Pay”):
a.Base Salary, Annual Incentive Compensation Continuation. The Company shall pay Executive all accrued base salary, all accrued but unused vacation, all personal paid leave, and any expense reimbursements then due and owing, and, in addition, a lump sum cash payment comprised of the following amounts: (i) an amount equal to eighteen (18) months of base salary as in effect at the time of Executive’s termination; and (ii) an amount equal to eighteen (18) months of Executive’s the target annual cash incentive under the Company’s Annual Incentive Compensation Plan (or any successor plan), which items in “(i)” – “(iii)” shall be payable within thirty (30) days following the Executive’s termination;
b.Restricted Stock Award Vesting. Any restricted stock awards that were scheduled to vest during the calendar year of termination shall accelerate and be deemed vested as of the date of termination; and
c.Benefit Continuation. The Company shall continue to pay its portion of Executive’s medical benefits, under the same terms and payment percentages in effect as of the date of Executive’s termination, for a period of eighteen (18) months after Executive’s termination.
d.Release. As a condition to receiving any portion of Severance Pay (other than accrued obligations), Executive shall be required to execute a general release of all claims (other than claims for amounts required to be paid pursuant to this Section 2) to be set forth in a separation agreement and general release that is in a form and content similar to that used by Company for

Exhibit 10.47

other executive and management level employees (such agreement shall also address continuing confidentiality obligations, return of Company property and related matters), and such release of claims must become effective and irrevocable within thirty (30) days following Executive’s termination of employment.
e.Defined Terms. The following defined terms shall have the meanings attributed as follows:

1.
For purposes of this Agreement, a termination with “Cause” shall mean the involuntary termination of Executive’s employment with the Company under this Agreement during the Term for any of the following reasons: (i) Executive commits a felony or other crime involving dishonesty, breach of trust, or physical harm to any person; (ii) Executive willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) Executive materially breaches any material provision of this Agreement, which breach is not cured within twenty (20) days after written notice to Executive from the Company; (iv) Executive willfully refuses to implement or follow a lawful policy or directive of the Company; or (v) Executive engages in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally.

2.
For purposes of this Agreement, a termination “Without Cause” shall mean the involuntary termination of Executive’s employment with the Company under this Agreement during the Term by the Company for any reason other than a termination (i) for Cause, (ii) Executive’s death, or (iii) Executive’s Disability.

3.
For purposes of this Agreement, “Disability” means that Executive has become eligible for the Company’s long term disability benefits or if, in the sole opinion of the Company, Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of any physical or mental impairment for more than ninety (90) consecutive days or more than one hundred and twenty (120) days in any twelve-month period.

4.
For purposes of this Agreement, a voluntary termination by Executive for “Good Reason” shall mean the voluntary termination of Executive’s employment with the Company during the Term as a result of the occurrence of the following events: (i) a material diminution in the Executive’s authority, duties or responsibilities without Executive’s consent; or (ii) any material breach by the Company of any material provision of this Agreement. For Executive to resign for Good Reason: (A) Executive must notify the Company in writing within thirty (30) days of the event constituting Good Reason; (B) the event must remain uncorrected by the Company for fifteen (15) days following such notice (the “Company Notice Period”); and (C) if

Exhibit 10.47

the Company fails to correct the same during the Company Notice Period (as determined by the Company and Executive, in each party’s reasonable judgment, but both operating in good faith), then the termination must occur within fifteen (15) days thereafter.
f.Limitations; No Change in “At-Will” Relationship. Severance Pay shall be provided only for Without Cause termination by Company or Good Reason termination by Executive during the Term. No Severance Pay shall be made in connection with any other termination of Executive, including, without limitation termination with Cause, or as a result of death or Disability. Executive shall not be entitled to Severance Pay for voluntary resignation that is without Good Reason. This Agreement does not alter the at-will employment relationship between Company and Executive. The Company may terminate Executive’s employment hereunder for “Cause” or “Without Cause” at any time, subject to the terms of this Agreement and Executive may terminate employment with the Company at any time with or without “Good Reason”.

3.	ASSIGNMENT
The rights afforded to Executive by this Agreement are personal to Executive, and Executive shall have no right to assign and shall not assign or purport to assign any rights under this Agreement.

4.	ENTIRE AGREEMENT
This Agreement is intended to be the final, complete, and exclusive statement of the rights and duties of the Company and Executive with respect to Severance Pay and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein. Notwithstanding the prior sentence, the parties recognize that the Executive has rights under that certain Amended and Restated Severance Agreement, dated September 30, 2013, as amended by that First Amendment to the Amended and Restated Severance Agreement, dated January, 2019 (collectively, the “2013 Agreement”) relating to the vesting of stock following a change in control (as defined therein) of the Company, and upon such terms and conditions as are provided in that agreement; the parties acknowledge and agree that this Agreement does not supersede or replace the 2013 Agreement and that the two agreements relate to separate matters. To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Executive’s duties, position, or compensation shall not affect the validity or scope of this Agreement.

5.	AMENDMENT; WAIVER
This Agreement may not be amended or waived except by a writing signed by Executive and by the Company. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches.

6.	NOTICES

Exhibit 10.47

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below. The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) five business days following dispatch by overnight delivery service or the United States Mail. Executive shall be obligated to notify the Company in writing of any change in Executive’s address. Notice of change of address shall be effective only when done in accordance with this paragraph.
Company’s Notice Address:            Executive’s Notice Address:
Tejon Ranch Company            Gregory S. Bielli
P.O. Box 1000                    P.O. Box 1000
4436 Lebec Road                4436 Lebec Road
Lebec, CA 93243                Lebec, CA 93243

7.	SEVERABILITY
If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect.

8.	TAX TREATMENT
All amounts paid under this Agreement shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

9.	GOVERNING LAW
This Agreement shall be governed by and construed in accordance with the laws of the State of California.

10.	COUNTERPARTS
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.
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Exhibit 10.47

11.	AUTHORITY
Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.
IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

TEJON RANCH CO.            EXECUTIVE:

By:    /s/ Allen E. Lyda            By: /s/ Gregory S. Bielli
Name:    Allen E. Lyda                 Gregory S. Bielli
Its:    Executive Vice President,
Chief Operating Officer

Date: January 29, 2020            Date: January 29, 2020